Booz Allen Appoints Rory P. Read to Board of Directors January 23, 2023 - McLean, Virginia - Booz Allen Hamilton Holding Corporation (NYSE: BAH), the parent company of consulting firm Booz Allen Hamilton Inc., announced today that it has appointed Rory P. Read to the Board of Directors, effective January 18, 2023. Read is a Senior Vice President at global information and communication technology company Ericsson and a member of its Executive Team. He heads Ericsson’s Global Communications Platform business area as president and CEO of Vonage, a global provider of cloud communications solutions, which was acquired by Ericsson in 2022. He has more than three decades of experience leading global technology organizations, including previous roles as Chief Operating Executive of Dell Technologies, CEO and president of Dell Virtustream, and Executive Vice President of Dell Boomi. As Chief Integration Officer at Dell, Read played a lead role in the historic $67 billion merger of Dell and EMC Corporation. Prior to that, he served as CEO, president and board member of Advanced Micro Devices and Chief Operating Officer and president at Lenovo. Earlier, Read spent 23 years at IBM, serving in various leadership roles. Read brings exceptional strategic and operational leadership to Booz Allen with a specialty in digital transformation. His diverse technology experience spans software, hardware, and cloud solutions, supporting leading organizations as they innovate and expand. He will serve on the board’s Audit Committee. “Rory’s deep technology expertise will bring valuable insight to Booz Allen as it continues to grow, invest and innovate as a market leader,” said Dr. Ralph W. Shrader, chairman of the board. “We look forward to his contributions to our diverse and collaborative board as we work together to serve the company’s clients, business, employees and stockholders.” Read graduated Magna Cum Laude with a bachelor’s degree in information sciences from Hartwick College in Oneonta, New York. About Booz Allen Hamilton For more than 100 years, military, government, and business leaders have turned to Booz Allen Hamilton to solve their most complex problems. As a consulting firm with experts in analytics, digital solutions, engineering, and cyber, we help organizations transform. We are a key partner on some of the most innovative programs for governments worldwide and trusted by their most sensitive agencies. We work shoulder-to-shoulder with clients, using a mission-first approach to choose the right strategy and technology to help them realize their vision. With global headquarters in McLean, Virginia, our firm employs approximately 30,000 people globally as of September 30, 2022, and had revenue of $8.4 billion for the 12 months ended March 31, 2022. To learn more, visit www.boozallen.com. (NYSE: BAH) Contacts Media Relations: Jessica Klenk, Klenk_Jessica@bah.com Investor Relations: Nathan P. Rutledge, Rutledge_Nathan@bah.com